Exhibit 16.1

December 3, 2024

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for VIZIO Holding Corp. (“VIZIO”) and, under the date of February 28, 2024, we reported on the consolidated financial statements of VIZIO as of and for the years ended December 31, 2023 and 2022 and the effectiveness of internal control over financial reporting as of December 31, 2023. On December 3, 2024, we were dismissed.

We have read VIZIO’s statements included under Item 4.01 of its Form 8-K dated December 3, 2024, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP